Exhibit 99.1

Cascade Microtech Reports Third Quarter 2009 Results

Revenue of $14.0 million, Up 11% sequentially with improving margins

PORTLAND, Ore.—(MARKET WIRE)—October 27, 2009—Cascade Microtech (NasdaqGM:CSCD-News), today reported financial results for the third quarter ended September 30, 2009.

Third quarter results include:

•	Revenue of $14.0 million, up 11% from Q209

•	Engineering systems revenue increased 17% from Q209

•	Probes and sockets revenue increased 5% from Q209

•	Net loss of $1.4 million or $0.11 per share for Q309, compared to a net loss of $1.6 million or $0.12 per share in Q209

•	Cash and investment balances increased by $1.4 million from Q209 to $35.1 million

“During the third quarter, we continued to see a recovery in the market place with increased revenue and improving gross and operating margins. Our focus is on achieving revenue growth while controlling operating costs in order to leverage our earnings model”, said Geoff Wild, CEO of Cascade Microtech.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that fourth quarter 2009 revenues will be in the range of $14 million to $16 million.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on October 27, 2009 to discuss its results for the third quarter of 2009.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 60250700; International: 617-801-6888.)

Forward-Looking Statements

The statements in this release, particularly the comments above made by Mr. Wild and the paragraph above captioned “Financial Outlook”, are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	Year to Date Ended September 30,
				2009	2008
Sales	$13,971	$12,616	$21,128	$38,056	$61,174
Cost of sales	8,478	7,835	12,068	23,927	33,933

Gross profit	5,493	4,781	9,060	14,129	27,241

Operating expenses:
Research and development	2,095	1,818	2,308	5,906	8,040
Selling, general and administrative	4,971	5,186	7,739	15,552	21,953
Amortization of purchased intangibles	144	145	582	435	1,879

Total operating expenses	7,210	7,149	10,629	21,893	31,872

Loss from operations	(1,717)	(2,368)	(1,569)	(7,764)	(4,631)

Other income (expense):
Interest income, net	68	103	221	269	711
Other, net	226	440	(369)	111	(113)

Total other income (expense)	294	543	(148)	380	598

Loss before income taxes	(1,423)	(1,825)	(1,717)	(7,384)	(4,033)

Income tax benefit	(4)	(249)	(426)	(224)	(868)

Net loss	$(1,419)	$(1,576)	$(1,291)	$(7,160)	$(3,165)

Basic and diluted net loss per share	$(0.11)	$(0.12)	$(0.10)	$(0.54)	$(0.24)

Shares used in basic and diluted per share calculations	13,325	13,306	13,108	13,291	13,047

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$21,030	$3,750
Marketable securities	8,813	28,795
Accounts receivable, net	9,970	12,801
Inventories	17,588	19,079
Prepaid expenses and other	810	1,367
Income taxes receivable	—	1,003
Deferred income taxes	100	99
Assets held for sale	—	400

Total current assets	58,311	67,294

Long-term investments	5,267	2,465
Fixed assets, net	12,799	13,580
Purchased intangible assets, net	1,990	2,425
Deferred income taxes	276	237
Other assets	2,441	2,455

	$81,084	$88,456

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$11	$19
Accounts payable	3,697	4,110
Deferred revenue	913	1,120
Accrued liabilities	2,769	3,776

Total current liabilities	7,390	9,025

Capital leases, net of current portion	33	62
Deferred revenue	87	313
Other long-term liabilities	2,277	2,356

Total liabilities	9,787	11,756

Stockholders’ equity:
Common stock	85,136	83,345
Unrealized holding gain on investments	35	69
Accumulated deficit	(13,874)	(6,714)

Total stockholders’ equity	71,297	76,700

	$81,084	$88,456

Contact: Cascade Microtech, Inc.

  Steven Sipowicz, Chief Financial Officer, 503 601-1000